 Ex. 99.28(d)(40)(i)

Amended and Restated

Sub-Advisory Agreement

This Sub-Advisory Agreement (the “Agreement”) is effective as of the 13th day of September, 2021, and Amended and Restated effective as of the 1st day of September, 2022, by and between Jackson National Asset Management, LLC, a Michigan limited liability company (the “Adviser”), and Pacific Investment Management Company LLC, a Delaware limited liability company (the “Sub-Adviser”).

Whereas, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

Whereas, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

Whereas, the Adviser has entered into an Amended and Restated Investment Advisory and Management Agreement effective as of September 13, 2021, with JNL Series Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of multiple series (each, a “Fund”); and

Whereas, the Board of Trustees of the Trust (the “Board of Trustees”) and the Adviser desire that the Adviser retain the Sub-Adviser to render investment advisory services for the portion of each Fund’s assets allocated to the Sub-Adviser listed on Schedule A attached hereto, as determined from time to time by the Adviser, in the manner and on the terms set forth herein.

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment. Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Fund for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

In the event the Adviser designates one or more series other than the Fund with respect to which the Adviser wishes to retain the Sub-Adviser to render investment advisory services hereunder, it shall notify the Sub-Adviser in writing. If the Sub-Adviser is willing to render such services, it shall notify the Adviser in writing, whereupon such series shall become a Fund hereunder, and be subject to this Agreement.

2.	Delivery of Documents. Adviser has or will furnish Sub-Adviser with copies properly certified or authenticated of each of the following:

a)	the Trust's Agreement and Declaration of Trust, as filed with the Secretary of State of The Commonwealth of Massachusetts on June 1, 1994, and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

b)	the Trust's By-Laws and amendments thereto;

c)	resolutions of the Board of Trustees authorizing the appointment of Sub-Adviser and approving this Agreement;

d)	the Trust's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the "SEC") and all amendments thereto;

e)	the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (“1933 Act”) and under the 1940 Act as filed with the SEC and all amendments thereto insofar as such Registration Statement and such amendments relate to the Fund; and

f)	the Trust's most recent prospectus and Statement of Additional Information (collectively called the “Prospectus”).

Adviser will furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing.

3.	Management. Subject always to the supervision of the Board of Trustees and the Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of the Funds and place all orders for the purchase and sale of securities, all on behalf of the Funds. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Funds (as set forth below), and will monitor the Funds' investments, and will comply with the stated investment objectives, policies and restrictions of the Funds as described in the Prospectus and Statement of Additional Information. Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Funds and to consult with each other regarding the investment affairs of the Funds. Sub-Adviser will report to the Board of Trustees and to Adviser with respect to the implementation of such program. Sub-Adviser is responsible for compliance with the provisions of Section 817(h) of the Internal Revenue Code of 1986, as amended, applicable to the Funds. Sub-Adviser is authorized on behalf of the Funds to enter into agreements and execute any documents required to make investments pursuant to the Prospectus, as such Prospectus may be amended from time to time. Sub-Adviser is authorized on behalf of the Funds to: (i) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Funds; (ii) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to make investments pursuant to the Prospectus which shall include any market and/or industry standard documentation and the standard representations contained therein; and (iii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures.

a)	The Sub-Adviser further agrees that it:

i)	will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

ii)	will conform with all applicable Rules and Regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

iii)	will comply with all controlling foreign laws, regulations, and regulatory requirements as set forth by foreign regulatory agencies, as applicable;

iv)	will place orders pursuant to its investment determinations for the Funds either directly with the issuer or with any broker or dealer, including an affiliated broker-dealer which is a member of a national securities exchange as permitted in accordance with guidelines established by the Board of Trustees. In placing orders with brokers and dealers, the Sub-Adviser will attempt to obtain the best combination of prompt execution of orders in an effective manner and at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable Sub-Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Sub-Adviser with research advice and other services. In no instance will portfolio securities be purchased from or sold to the Adviser, Sub-Adviser or any affiliated person of either the Trust, Adviser, or Sub-Adviser, except as may be permitted under the 1940 Act;

v)	will report regularly to Adviser and to the Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times the management of the Funds, including, without limitation, review of the general investment strategies of the Funds, the performance of the Funds in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by Adviser;

vi)	will provide to the Adviser (i) a monthly compliance checklist developed for each Fund by Adviser and Sub-Adviser, (ii) quarterly reports developed for each Fund by Adviser and Sub-Adviser, and (iii) other compliance and reporting information as reasonably requested by the Adviser or the Board of Trustees from time-to-time;

vii)	as a service provider to the Funds will cooperate fully with all reasonable requests of the Chief Compliance Officer of the Trust in the execution of his/her responsibilities to monitor service providers to the Funds under Rule 38a-1 under the 1940 Act, including any applicable document requests;

viii)	will prepare and maintain such books and records with respect to the Funds' securities transactions and will furnish Adviser and the Board of Trustees such periodic and special reports as the Board of Trustees or Adviser may reasonably request;

ix)	will act upon reasonable instructions from Adviser (except as to the voting of proxies) not inconsistent with the fiduciary duties hereunder;

x)	will treat confidentially and as proprietary information of Trust all such records and other information relative to Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Trust.

All information and advice furnished by one party to the other party (including their respective agents, employees and representatives and the agents, employees, and representatives of any affiliates) hereunder shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas, court orders, and as required in the administration and management of the Funds.  It is understood that any information or recommendation supplied or produced by Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser and the Trust.  Without limiting the foregoing, the Adviser and the Trust will only disclose portfolio information in accordance with the Trust’s portfolio information policy as adopted by the Board of Trustees.

The confidential treatment of the information noted in this Agreement shall also apply to information shared between the Adviser and the Sub-Adviser relating to potential future funds for which the Adviser may wish to retain the Sub-Adviser’s investment advisory services.

Sub-Adviser may disclose information relating to Trust, Adviser and/or the Funds to its affiliates, to any of its delegates and other agents under this Agreement, to any market counterparty or any broker (in accordance with market practices) in relation to transactions undertaken for the Funds, and to the custodian, in order to assist or enable the proper performance of its services under this Agreement. Subject to the Prospectus, Sub-Adviser and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements;

xi)	The investment authority granted to Sub-Adviser shall include the sole authority to exercise whatever powers Adviser may possess with respect to any of its assets held in the Funds, including, but not limited to, the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer. Consistent with its fiduciary duties to each Fund and on the Fund’s behalf, the Sub-Adviser is hereby appointed the Fund’s agent to exercise in its direction all rights and performs all duties with respect to the Fund’s right to vote (or refrain from voting), each Fund’s securities and exercise rights in corporate actions or otherwise in accordance with the Sub-Adviser’s proxy voting guidelines, as amended from time to time, a summary of which shall be provided to the Trust and the Adviser. For the avoidance of doubt, the Sub-Adviser will have full discretion in this regard and the Adviser will not attempt to influence the Sub-Adviser’s voting decisions. The Sub-Adviser further agrees that, with respect to the Fund’s portfolio holdings, Sub-Adviser will report significant holdings where required by local law, whether such reporting is required based on the Fund’s portfolio holdings only or when the Fund’s portfolio holdings are aggregated with other holdings of the Sub-Adviser or its clients for which Sub-Adviser has a significant holdings reporting obligation that is required by local law. Sub-Adviser will not file class action claim forms or otherwise exercise any rights the Funds may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in, the Funds, unless Adviser and Sub-Adviser mutually agree that Sub-Adviser may take such action;

xii)	Sub-Adviser is authorized to effect cross transactions between the Funds and other accounts managed by Sub-Adviser and its affiliates in compliance with applicable law;

xiii)	Notwithstanding any other provision to the contrary, the Sub-Adviser shall have no obligation to perform the following services: (a) shareholder services or support functions, such as responding to shareholders' questions about the Funds or its investments or strategies; (b) providing legal advice to the Funds; or (c) providing employees of the Sub-Adviser to serve as officers of the Funds; and

xiv)	at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses, and fees of any personnel required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (ii) necessary administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

b)	The Adviser and the Sub-Adviser each further agree that:

i)	to the extent that the Commodity Exchange Act, as amended (“CEA”), and the then-current Commodity Futures Trading Commission (“CFTC”) regulations require (i) registration by either party as a Commodity Pool Operator or Commodity Trading Advisor, (ii) specific disclosure, or as applicable to it (iii) filing of reports and other documents, each shall comply with such requirements;

ii)	Sub-Adviser shall comply with all requirements of the applicable CEA and then-current CFTC regulations that apply to Sub-Adviser with regard to the Funds;

iii)	Upon reasonable request from Adviser, Sub-Adviser shall cooperate by assisting Adviser in fulfilling disclosure or reporting requirements applicable to the Funds under the CEA and/or then-current CFTC regulations pertaining to services provided and records produced by Sub-Adviser for the Funds;

iv)	Sub-Adviser further shall have authority to instruct the custodian to: (i) pay cash for securities and other property delivered for the Funds, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Funds, and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Prospectus. Sub-Adviser shall not have the authority to cause Adviser to deliver securities and other property, or pay cash to Sub-Adviser other than payment of the management fee provided for in this Agreement; and

v)	Sub-Adviser may delegate trade execution and other support functions (but not portfolio management) to its affiliates and may share such information as necessary to accomplish these purposes. Additionally, Sub-Adviser will have the ability to delegate back office services to State Street Investment Manager Solutions, LLC and its affiliates. In all cases, Sub-Adviser shall remain liable as if such services were provided directly. No additional fees shall be imposed for such services except as otherwise agreed.

4.	Aggregation of Orders. Provided the investment objectives of the Fund are adhered to, the Adviser agrees that the Sub-Adviser may aggregate sales and purchase orders of securities held in the Fund with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or with accounts of the affiliates of the Sub-Adviser, if in the Sub-Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses and may elect, where appropriate, any beneficial regulatory treatment, including real time reporting delays. The Adviser acknowledges that the determination of such economic benefit to the Fund by the Sub-Adviser is subjective and represents the Sub-Adviser’s evaluation that the Fund is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

5.	Futures and Options. [Reserved]

6.	Expenses. During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commission, if any) purchased for the Fund.

7.	Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

8.	Compensation. For the services provided and the expenses assumed pursuant to this Agreement, Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee, accrued daily and payable monthly on the average daily net assets in the Fund or Funds in accordance with Schedule B hereto. The Adviser agrees to pay a sub-advisory fee on any capital contributed by Jackson National Life Insurance Company. From time to time, the Sub-Adviser may agree to waive or reduce some or all of the compensation to which it is entitled under this Agreement.

9.	Services to Others. Adviser understands, and has advised the Board of Trustees, that Sub-Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or sub-investment adviser to other investment companies. Adviser has no objection to Sub-Adviser acting in such capacities, provided that whenever the Fund and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments selected for each will be allocated in a manner believed by Sub-Adviser to be equitable to each. Adviser recognizes, and has advised the Board of Trustees, that in some cases this procedure may adversely affect the size of the position that the participating Fund may obtain in a particular security. In addition, Adviser understands, and has advised the Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

10.	Standard of Care. The Sub-Adviser shall exercise its good judgment and shall act in good faith in rendering the services pursuant to this Agreement.

11.	Liability and Indemnification.

A.	Except as may otherwise be provided by law, neither the Sub-Adviser nor any of its officers, directors, members, employees, agents or affiliates (its “Affiliates”) shall be liable (i) for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Trust as a result of any error of judgment or mistake of law by the Sub-Adviser or its Affiliates with respect to any Fund or (ii) for any failure to recommend the purchase or sale of any security on behalf of any Fund on the basis of any information which might, in the Sub-Adviser’s reasonable opinion, constitute a violation of any federal or state laws, rules or regulations; except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Adviser Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to any Fund by the Sub-Adviser or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees (as defined below) for use therein.

B.	Except as may otherwise be provided by law, the Adviser and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Adviser with respect to any Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to any Fund or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser.

12.	Duration and Termination. The Agreement will become effective as to a Fund upon execution or, if later, on the date that initial capital for such Fund is first provided to it and, unless sooner terminated as provided herein, will continue in effect through September 30, 2023. Thereafter, if not terminated as to a Fund, this Agreement will continue from year to year through September 30th of each successive year following the initial period, for each Fund covered by this Agreement, as listed on Schedule A, provided that such continuation is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund(s), and in either event approved also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser (“Independent Trustees”). Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of each Fund, on sixty days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser with the consent of the Board of Trustees (including a majority of the Independent Trustees), or on sixty days’ written notice by the Sub-Adviser to the Trust and the other party. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” have the same meaning of such terms as in the 1940 Act.) Section 10 and 11 herein shall survive the termination of this Agreement.

13.	Acknowledgements of Adviser. Adviser represents, warrants and covenants that:

a)	The Sub-Adviser will deliver on an annual basis to the Adviser a copy of its Disclosure Document as a Commodity Trading Advisor, on file with the Commodity Futures Trading Commission. The Adviser will annually acknowledge receipt of such copy. The Adviser acknowledges receipt of Sub-Adviser’s CFTC Disclosure Document dated October 31, 2012;

b)	If the Adviser is excluded from the definition of a commodity pool operator under CFTC Rule 4.5 with respect to a Fund, the Adviser will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Rule 4.5 (c) with respect to such exclusion, or, if more recent, the most recent annual notice affirming the basis of such eligibility that has been filed pursuant to Rule 4.5(c)(5);

c)	The Trust is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Adviser will promptly notify the Sub-Adviser if the Trust ceases to be a QIB;

d)	Adviser has all necessary power and authority to execute, deliver and perform this Agreement and all transactions contemplated hereby and such execution, delivery and performance will not violate any applicable law, rule, regulation, governing document (e.g., Certificate of Incorporation or Bylaws), contract or other material agreement binding upon Adviser or Trust;

e)	The assets in the Funds are free from all liens and charges, and undertakes that no liens or charges will arise from the act or omissions of Adviser or the Trust which may prevent Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with Sub-Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Prospectus;

f)	The Adviser will promptly notify the Sub-Adviser if any “government entity” assets, within the meaning of Rule 206(4)-5 under the Advisers Act, are contributed to the Funds; and

g)	Each Fund listed in Schedule A is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”), and the Adviser will promptly notify the Sub-Adviser if any Fund listed in Schedule A ceases to be a QEP, and hereby consents to be treated as an “exempt account” under CFTC Rule 4.7.

14.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally; but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

15.	Notice. All notices required to be given pursuant to this Agreement shall be in writing and delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or sent by electronic transmission (via e-mail) or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

To the Adviser:	Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
Email address: JNAMLegal@jackson.com

To the Sub-Adviser:	Pacific Investment Management Company
840 Newport Center Drive
Newport Beach, CA 92660
Fax: 949.720.1376
Attention: General Counsel
Email: IMAnotices@pimco.com
cc. Paul Lucas, SVP, Account Manager
Email: paul.lucas@pimco.com

To the Trust:	JNL Series Trust
1 Corporate Way
Lansing, MI 48951
Attention: Chief Legal Officer
Email address: JNAMLegal@jackson.com

In accordance with the foregoing, Adviser hereby consents to receive Sub-Adviser’s Form ADV Part 2 and other Sub-Adviser Communications via e-mail to Adviser’s e-mail address set out above. Although Adviser does not impose any additional charges for electronic delivery, Adviser may, of course, incur costs associated with Adviser’s electronic access, such as usage charges from Adviser’s Internet access providers. Adviser may revoke its election to receive such Sub-Adviser Communications via e-mail at any time by written notice to the Sub-Adviser requesting that Sub-Adviser send Sub-Adviser Communications via facsimile or in hardcopy via the postal service to the address set out above or as notified to the Sub-Adviser by Adviser from time to time.

16.	Proprietary Rights. Sub-Adviser represents, and the Trust and the Adviser acknowledge, that Sub-Adviser is the sole owner of the names “Pacific Investment Management Company LLC” and “PIMCO” and certain logos associated with such names (the “PIMCO Marks”).

The use by the Trust and the Adviser, or their affiliates, on their own behalf or on behalf of the JNL/PIMCO Total Return Bond Series, of any PIMCO Marks or any representations regarding Sub-Adviser in any disclosure document, advertisement, sales literature or other materials promoting the JNL/PIMCO Total Return Bond Series shall remain subject to the approval of Sub-Adviser; provided, however, that (i) Sub-Adviser’s review of any material pursuant to this Agreement shall be conducted in a reasonable and timely manner; (ii) Sub-Adviser’s approval under this Agreement shall not be unreasonably withheld; and (iii) Sub-Adviser’s approval under this Agreement shall not be required with respect to any use which has been previously approved by Sub-Adviser, including, but not limited to, any use which has been derived from disclosure contained in the Trust’s or the Adviser’s most recent Prospectus and/or Statement of Additional Information, or any supplements thereto, regarding any PIMCO Marks, PIMCO, or the JNL/PIMCO Total Return Bond Series, which has been previously approved by Sub-Adviser.

Sub-Adviser acknowledges and agrees that it will not use the name the JNL/PIMCO Total Return Bond Series on its own behalf, or in relation to any investment company for which Sub-Adviser or its successors and any subsidiary or affiliate thereof acts as investment adviser, without the express written permission of the Trust or the Adviser, respectively, except that Sub-Adviser may state that it acts as a sub-adviser to the Trust and the Adviser.

The parties hereby acknowledge that the Trust has adopted the name the “JNL/PIMCO Total Return Bond Series” through the permission of Sub-Adviser, so long as the Sub-Adviser manages the assets of the Trust.

17.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will be binding upon and shall inure to the benefit of the parties hereto.

The name “JNL Series Trust” and “Trustees of JNL Series Trust” refer respectively to the Trust created by, and the Trustees, as trustees but not individually or personally, acting from time to time under, the Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the “JNL Series Trust” entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and persons dealing with the Fund must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against Trust.

18.	Representations and Warranties of the Sub-Adviser.

The Sub-Adviser hereby represents that this Agreement does not violate any existing agreements between the Sub-Adviser and any other party.

The Sub-Adviser further represents and warrants that it is a duly registered investment adviser under the Investment Advisers Act of 1940, as amended and has provided to the Adviser a copy of its most recent Form ADV as filed with the Securities and Exchange Commission.

The Sub-Adviser further represents that upon submission by the Adviser it will review the post-effective amendment to the Registration Statement for the Trust filed with the Securities and Exchange Commission that contains disclosure about the Sub-Adviser (on which Adviser will have an opportunity to comment), and represents and warrants that, with respect to the disclosure about the Sub-Adviser or information relating, directly or indirectly, to the Sub-Adviser, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

Sub-Adviser shall not engage in securities lending transactions on behalf of the Funds. If the custodian enters into securities lending transactions on behalf of the Funds, Adviser or the custodian shall be responsible for ensuring that the securities or other assets in the Funds are available for sale at all times. Sub-Adviser shall not be liable for any loss resulting from the sale by Sub-Adviser of a security that is not available in the Funds for settlement as a result of such securities lending transactions.

19.	Research Services. PIMCO may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies, but in no case shall such reliance relieve PIMCO of any of its obligations hereunder, nor shall the Series be responsible for any additional fees or expenses hereunder as a result.

20.	Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Michigan.

21.	Assignment. In accordance with Sections 205(a)(2) and 205(a)(3) of the Investment Advisers Act of 1940, no assignment of this Agreement shall be made by the Sub-Adviser without the consent of the Adviser. The Adviser understands and agrees that Pacific Investment Management Company LLC was indirectly acquired by Allianz AG on May 5, 2000.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Agreement to be executed, effective as of September 1, 2022.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

Jackson National Asset Management, LLC

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and Chief Executive Officer

Pacific Investment Management Company LLC

By:	/s/ Robert Young
Name:	Robert Young
Title:	Managing Director

Schedule A

Dated September 1, 2022

Funds
JNL/PIMCO Income Fund
JNL/PIMCO Investment Grade Credit Bond Fund
JNL/PIMCO Real Return Fund

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Schedule B

Dated September 1, 2022

(Compensation)

The Sub-Adviser represents and warrants that in no event shall the Sub-Adviser provide similar investment advisory services to any client comparable in size to the Funds being managed under this Agreement (as listed in this Schedule) at a composite rate of compensation less than that provided for herein.

For the JNL/PIMCO Income Fund, Sub-Adviser’s account #11852, the following fee schedule shall apply, subject to an initial minimum funding amount of $400 million:

JNL/PIMCO Income Fund – #11852 Effective September 1, 2022
Average Daily Net Assets	Annual Rate
If the AUM is less than $1.5 billion: All assets	0.35%
If the AUM is $1.5 billion but less than $2 billion: First $1 billion Next $1 billion	0.35% 0.30%
If the AUM is $2 billion or above: First $1 billion Thereafter	0.35% 0.25%

For the JNL/PIMCO Investment Grade Credit Bond Fund, Sub-Adviser’s account #2852, the following fee schedule shall apply:

JNL/PIMCO Investment Grade Credit Bond Fund – #2852 Effective April 27, 2020
Average Daily Net Assets	Annual Rate
$0 to $1 billion	0.25%
Thereafter	0.20%

For the JNL/PIMCO Real Return Fund, Sub-Adviser’s account #1852, the following fee schedule shall apply:

JNL/PIMCO Real Return Fund – #1852 Effective January 1, 2017
Average Daily Net Assets	Annual Rate
First $1 billion	0.25%
Next $1 billion	0.20%
Thereafter	0.175%

The following blended discount – based on aggregate 1940 Act sub-advised strategies, calculated quarterly and applied to each Account’s calculated fee amount – shall apply to the Account if (i) the Sub-Adviser manage at least three 1940 Act sub-advised strategies for the Adviser and (ii) of those managed accounts, the core fixed income accounts (currently Sub-Adviser Accounts #11852, 1852 and 2852) have a combined AUM of at least $5.5 billion:

Account AUM amount	Discount per AUM Tier
$0 to $2.5 billion	2.5%
$2.5 billion to $5 billion	5.0%
$5 billion to $7.5 billion	7.5%
Assets greater than $7.5 billion	10.0%

“Fund” and “Funds” shall have the same meaning as set forth in the Agreement.

Market value is determined by the Fund Accountant.

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